Exhibit 99.1

Central Garden & Pet Updates Outlook for Fiscal 2023 EPS

Fiscal 2023 EPS expected to be $2.35 or better, driven largely by late start of the Garden season

Second quarter EPS expected to be approximately $0.90

Company advances cost and simplicity program

WALNUT CREEK, Calif.--(BUSINESS WIRE)--April 18, 2023--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) (“Central”), a market leader in the Pet and Garden industries, today announced that the Company now expects fiscal 2023 earnings per share (“EPS”) to be $2.35 or better. This outlook includes expected second quarter EPS of approximately $0.90. The weaker than expected second quarter performance was significantly impacted by poor spring weather, including severe storms in the Southeast, heavy rain and snow in the West and an unseasonably cold late March.

“The Pet segment met our expectations and expanded market share. However, we experienced broad-based softness across our Garden portfolio due to unfavorable weather leading to a late start to the garden season, lighter foot traffic and lower retailer inventory levels,” said Tim Cofer, CEO of Central Garden & Pet. “Consistent with the guidance we provided in January, we expect EPS growth in the second half of the year.”

“In addition to short-term actions to cut controllable costs, we are progressing a multi-year cost and simplicity program to reduce complexity, improve margins, and elevate our brands. The program focuses on a number of key areas including Procurement, Logistics, Manufacturing, Portfolio Management and Administrative. We will communicate more details during our second quarter earnings call on May 3, 2023, and provide further updates going forward on our plans to deliver sustainable, improved performance.”

The Company’s fiscal year 2023 EPS outlook reflects macroeconomic uncertainty, cost inflation, evolving consumer behavior and unfavorable retailer inventory dynamics, as well as anticipated pricing actions and productivity initiatives across the Company's portfolio and capital spending significantly below fiscal 2022 levels. Fiscal 2023 will have 53 weeks compared to 52 weeks in fiscal 2022. This outlook does not include the impact of any acquisitions or restructuring activities that may occur during fiscal 2023.

About Central Garden & Pet

Central Garden & Pet (NASDAQ: CENT) (NASDAQ: CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With fiscal 2022 net sales of $3.3 billion, Central is on a mission to lead the future of the Pet and Garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Amdro®, Aqueon®, Cadet®, Farnam®, Ferry-Morse®, Four Paws®, Kaytee®, K&H®, Nylabone® and Pennington®, strong manufacturing and distribution capabilities and a passionate, entrepreneurial growth culture. Central Garden & Pet is based in Walnut Creek, California and has over 7,000 employees across North America and Europe. For additional information about Central, please visit www.central.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including statements concerning cost inflation, evolving consumer behavior and unfavorable retailer dynamics, anticipated pricing actions, productivity initiatives and reduced capital spending, and earnings guidance for the second fiscal quarter and 2023, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  high inflation, rising interest rates, a potential recession and other adverse macro-economic conditions, including any impact that could result if the U.S. government were to default on its debt obligations;
  fluctuations in market prices for seeds and grains and other raw materials;
  our inability to pass through cost increases in a timely manner;
  fluctuations in energy prices, fuel and related petrochemical costs;
  declines in consumer spending and increased inventory risk during economic downturns;
  our ability to successfully manage the continuing impact of COVID-19 on our business, including but not limited to, the impact on our workforce, operations, fill rates, supply chain, demand for our products and services, and our financial results and condition;
  the potential for future reductions in demand for product categories that benefited from the COVID-19 pandemic, including the potential for reduced orders as retailers work through excess inventory;
  adverse weather conditions;
  the success of our Central to Home strategy and our cost and simplicity program;
  risks associated with our acquisition strategy, including our ability to successfully integrate acquisitions and the impact of purchase accounting on our financial results;
  potential restructuring activities to improve long-term profitability;
  supply chain delays and disruptions resulting in lost sales, reduced fill rates and service levels and delays in expanding capacity and automating processes;
  seasonality and fluctuations in our operating results and cash flow;
  supply shortages in pet birds, small animals and fish;
  dependence on a small number of customers for a significant portion of our business;
  consolidation trends in the retail industry;
  risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;
  competition in our industries;
  continuing implementation of an enterprise resource planning information technology system;
  potential environmental liabilities;
  risk associated with international sourcing;
  impacts of tariffs or a trade war;
  access to and cost of additional capital;
  potential goodwill or intangible asset impairment;
  our dependence upon our key executives;
  our ability to recruit and retain new members of our management team to support our growing businesses and to hire and retain employees;
  our inability to protect our trademarks and other proprietary rights;
  litigation and product liability claims;
  regulatory issues;
  the impact of product recalls;
  potential costs and risks associated with actual or potential cyber attacks;
  potential dilution from issuance of authorized shares;
  the voting power associated with our Class B stock; and
  the impact of new accounting regulations and the possibility our effective tax rate will increase as a result of future changes in the corporate tax rate or other tax law changes.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise. The Company has not completed its second quarter close or filed its Form 10-Q for the fiscal quarter ended March 24, 2023, so all financial results are preliminary and subject to change.

Contacts

Investor Relations Contact
Friederike Edelmann
VP, Investor Relations
(925) 412-6726
fedelmann@central.com